Exhibit 99.1

MRI INTERVENTIONS ANNOUNCES

FIRST QUARTER 2013 FINANCIAL RESULTS

MEMPHIS, Tenn., May 9, 2013 – MRI Interventions, Inc. (OTCQB: MRIC), a commercial stage medical device company focused on creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart, announced today its financial results for the first quarter ended March 31, 2013.

Management Comments

“We are very pleased with the progress we made in the first quarter. We grew our revenues, we added to our installed base, and we made significant progress in building out the sales and marketing capabilities that we need to support accelerated growth in our business going forward,” said Kimble Jenkins, CEO of MRI Interventions.

“We are pleased to report growth in our revenues, with revenues of $1.3 million in the first quarter 2013 compared to $980,000 in the first quarter 2012,” said Jenkins. “In particular, we are very pleased with the growth in product revenues of 107%, with $460,000 in the first quarter 2013 up from $222,000 in the first quarter 2012. This significant growth was driven primarily by increasing sales of our ClearPoint disposable products. On a quarter-over-quarter basis, our total product and service revenues increased 86%, with $614,000 in the first quarter 2013 up from $330,000 in the first quarter 2012.”

Jenkins continued, “Our ClearPoint installed base continues to expand, as we ended the first quarter 2013 with 23 sites, including 21 hospitals in the United States and two hospitals in Europe. In a strong start to 2013, we added three new ClearPoint installations in the first quarter. One of our new ClearPoint sites, Brigham and Women’s Hospital in Boston, is a leader in the medical community in the clinical use of interventional MRI. Our other Q1 installations were Spectrum Health in Grand Rapids, Michigan, and the VA Medical Center in San Francisco. We believe the diverse nature of these new ClearPoint sites reflects the broad-based interest we see building as part of the ClearPoint commercial rollout. We are also excited to penetrate the VA hospital system.”

“We are pleased with the increasing interest for our ClearPoint technology in the marketplace, and in response we worked during the quarter to expand our sales and marketing capabilities to take advantage of the growing commercial opportunity. While we recognize that it will take time to reap the full benefits of our efforts, we already have been able to accelerate the pace and expand the scope of our commercialization activities,” said Jenkins.

Additional First Quarter 2013 Highlights

Expanded the Company’s sales and marketing presence

●	Expanded the Company’s sales and clinical support capabilities through increased head count

●

Expanded the Company’s conference presence by adding exhibitions at the American Academy of Neurology Annual Meeting, the Intraoperative Imaging Society Annual Meeting and the 2013 Winter Clinics for Cranial & Spinal Surgery

Expanded the Company’s involvement in drug delivery clinical trials

●	Announced involvement in two gene therapy trials for the treatment of Parkinson’s disease

●	Presently involved in five different clinical trials to enable delivery of therapeutics for the treatment of Parkinson’s disease and brain tumors

Introduced several ClearPoint® system product enhancements

●	SmartFlow® large bore cannula – allows for a clinically meaningful increase in drug delivery rate

●	SmartTwist™ MRI-compatible hand drill – enables less invasive access for ClearPoint neurological procedures

●	ClearPoint adjustable head stabilization device – accommodates a wider range of possible entry points to the brain

Added to the Company’s extensive patent portfolio in the field of MRI-guided interventions

●	Received four issued patents in the quarter

●	Filed seven new patent applications in the quarter

●	Ended the quarter with 84 issued patents and 102 pending applications, both U.S. and foreign

First Quarter 2013 Financial Review

The Company recorded revenues of $1.3 million for the quarter ended March 31, 2013, compared to $980,000 for the same period in 2012. Product revenues and service revenues related to contract product development totaled $614,000 for the quarter ended March 31, 2013, compared to $330,000 for the same period in 2012. Disposable component revenues were $347,000 for the quarter ended March 31, 2013, compared with $222,000 for the same period in 2012, representing growth of 56%. Capital product sales were $113,000 in the first quarter 2013, while the Company did not recognize any capital product revenues in the quarter ended March 31, 2012. Development service revenues increased from $108,000 in the first quarter 2012 to $154,000 for the same period in 2013. Recognition of license revenues was $650,000 for both the first quarter 2013 and the first quarter 2012.

The Company’s gross margin related to product revenues was 51% for the quarter ended March 31, 2013, compared to 54% for the same period in 2012. The change in gross margin was driven by a shift in the Company’s mix of product revenues, as the Company recognized revenues from the sale of ClearPoint capital products in the first quarter 2013 but did not recognize any such revenues in the first quarter 2012. Margins on the ClearPoint capital products are lower than on the disposable components. In addition, the Company incurred increased depreciation expense relating to systems installed under its ClearPoint Placement Program.

Research and development costs were $771,000 for the quarter ended March 31, 2013, compared to $690,000 for the same period in 2012.

Selling, general and administrative expenses were $1.6 million for the quarter ended March 31, 2013, compared to $1.3 million for the same period in the prior year.

For the quarter ended March 31, 2013, the Company’s net loss was $950,000 ($0.02 per share), compared to a net loss of $3.5 million ($0.14 per share) for the same period in 2012.

The Company had a cash balance of $9.2 million at March 31, 2012.

Summarized financial information is presented below. Further information concerning the Company’s financial position and results of operations for the three month period ended March 31, 2013 will be included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

MRI INTERVENTIONS, INC.

Condensed Statements of Operations

(unaudited)

	Quarters Ended March 31,
	2013	2012

Revenues:
Related party license revenues	$650,000	$650,000
Product and development service revenues	614,199	329,999
Total revenues	1,264,199	979,999
Costs and operating expenses:
Cost of product revenues	226,331	101,669
Research and development costs	771,453	689,669
Selling, general, and administrative	1,633,447	1,340,103
Total costs and operating expenses	2,631,231	2,131,441
Operating loss	(1,367,032)	(1,151,442)
Other income (expense):
Other income, net	515,599	1,170
Interest expense, net	(98,570)	(2,324,117)
Net loss	$(950,003)	$(3,474,389)
Net loss per common share:
Basic and diluted	$(0.02)	$(0.14)
Weighted average shares outstanding:
Basic and diluted	54,860,923	25,187,547

 MRI INTERVENTIONS, INC.

Condensed Balance Sheets

(unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$9,198,267	$1,620,005
Accounts receivable	384,045	445,432
Inventory	1,061,640	899,702
Other current assets	40,471	110,873
Total current assets	10,684,423	3,076,012
Property and equipment, net	1,249,359	1,287,115
Other assets	1,089,900	1,188,619
Total assets	$13,023,682	$5,551,746

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,518,349	$3,416,461
Derivative liabilities	3,771,310	789
Deferred revenue	-	762,725
Total current liabilities	6,289,659	4,179,975

Other accrued liabilities	273,683	574,722
Notes payable, net of unamortized discounts	8,292,146	6,534,150
Total liabilities	14,855,488	11,288,847
Stockholders' deficit	(1,831,806)	(5,737,101)
Total liabilities and stockholders' deficit	$13,023,682	$5,551,746

Conference Call

There will be a conference call today at 4:30 p.m. Eastern Time. To listen to the conference call, please dial 877-407-9034 from the United States or Canada or 201-493-6737 from other international locations. A playback of the call will be available through May 16, 2013, and may be accessed by dialing 877-660-6853 from the United States or Canada, or 201-612-7415 from other international locations, and referencing Conference ID 413671. Additionally, you may access the live or archived webcast of the conference call on the Company's website at http://ir.stockpr.com/mriinterventions/ir-calendar.

About MRI Interventions, Inc.

Founded in 1998, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. Utilizing a hospital's existing MRI suite, the company's FDA-cleared and CE-marked ClearPoint® system is designed to enable a range of minimally invasive procedures in the brain. MRI Interventions has a co-development and co-distribution agreement with Brainlab, a leader in software-driven medical technology, relating to the ClearPoint system. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. Building on the imaging power of MRI, the company's interventional platforms strive to improve patient care while reducing procedure costs and times. MRI Interventions is also working with Boston Scientific Corporation to incorporate its MRI-safety technologies into Boston Scientific's implantable leads for cardiac and neurological applications. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions’ actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions’ forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand our sales and clinical support capabilities; our ability to successfully complete the development of, and to obtain regulatory clearance or approval for, future products, including our current product candidates; availability of third party reimbursement; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; future actions of the FDA or any other regulatory body that could impact product development, manufacturing or sale; our ability to protect and enforce our intellectual property rights; our dependence on collaboration partners; the impact of competitive products and pricing; and the impact of the commercial and credit environment on us and our customers and suppliers. More detailed information on these and additional factors that could affect MRI Interventions’ actual results are described in MRI Interventions’ filings with the Securities and Exchange Commission, including, without limitation, MRI Interventions’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2013. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in MRI Interventions’ expectations or any change in events, conditions or circumstances on which any such statements are based.